Company Contact:	CCG Investor Relations:
China Botanic Pharmaceutical Inc.	Mr. Mark Collinson, Partner
Ms. Portia Tan, IR Contact	Phone: +1-310-954-1343 (Los Angeles)
Tel: 86-451-8260-2162	Email: mark.collinson@ccgir.com
Email: ir@renhuang.com	Website: www.ccgirasia.com

Mr. Crocker Coulson, President
Phone: +1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com

China Botanic Reports Fourth Quarter and Fiscal Year 2011 Results

HARBIN, China, January 25, 2011 - China Botanic Pharmaceutical Inc. (NYSE AMEX: CBP) ("China Botanic" or the "Company"), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and Traditional Chinese Medicines ("TCM") in China, today announced financial results for the three months and fiscal year ended October 31, 2011.

Fourth Quarter 2011 Highlights and Recent Events

▪	Net sales increased 12.8% year over year to $18.8 million
▪	Gross profit increased 18.5% to $10.8 million from $9.1 million in the fourth quarter of fiscal year 2011
▪	Gross margin increased to 57.1% from 54.4% in the year ago period
▪	Net income was $5.4 million, or $0.14 per diluted share, as compared to $5.6 million, or $0.15 per diluted share in the fourth quarter of fiscal year 2010
▪	In October 2011, the Company appointed Mr. Zack Zibing Pan as an Independent Director and Chairman of the Company’s Audit Committee
▪
In December 2011, China Botanic successfully developed a new Siberian Ginseng (Acanthopanax) Polysaccharide Extract Powder and was awarded the Scientific and Technological Achievements Appraisal Certificate by the Science and Technology Bureau of Heilongjiang Province

Full Year 2011 Highlights

▪	Net sales increased 31.8% year over year to $72.7 million
▪	Gross profit increased 46.8% to $43.2 million from $29.4 million in fiscal year 2010
▪	Gross margin increased to 59.4% from 53.3% in the year ago period
▪	Net income was $25.9 million, or $0.69 per diluted share, compared to $17.9 million, or $0.47 per diluted share in fiscal year 2010
▪	$14.1 million invested in exclusive 30 year Siberian Ginseng resource use right and cultivation rights
▪	$9.1 million invested in purchase of five new patents

“During the fourth fiscal quarter and fiscal year 2011, we reported strong financial performance as a result of increase in average selling prices of our existing range of products and our ability to introduce successful new products ,” stated Mr. Shaoming Li, Chairman and Chief Executive Officer of China Botanic. “We engaged in aggressive sales and marketing efforts to promote our new products and increase market penetration of our existing product portfolio. We also continued to generate strong cash flow from operations, which allows us to capitalize on attractive growth opportunities, including acquisition of patent rights, Siberian Ginseng cultivation rights and invest in our Ah City phase two expansion plan. We believe such investments will strengthen our market share and generate long term shareholder value in years to come.”

Fourth Quarter Fiscal Year 2011 Results

During the three months ended October 31, 2011, net revenue increased by 12.8% to $18.8 million from $16.7 million in the same period of 2010. Such revenue increase was primarily attributable to the increase in average selling prices (ASP) of China Botanic’s products and greater market recognition of the Company’s new products and its Siberian Ginseng Series products as a result of its marketing efforts.

Gross profit increased 18.5% to $10.8 million compared to $9.1 million in the fourth quarter of fiscal 2010. Gross margin increased to 57.1% as compared to 54.4% in the same period of 2010. The significant increase in gross margin during the quarter was mainly due to the increase in ASP across all of the Company’s products, which was partly offset by the increase of raw material prices. China Botanic anticipates the cost of raw materials will rise in 2012 due to inflationary price increases.

Operating expenses for the fourth quarter of fiscal 2011 were $3.9 million, as compared to $3.5 million in the same period last year. Sales and distribution expenses rose 24.9% to $1.6 million from $1.3 million a year ago. The spending increase reflected the Company's efforts to expand its distribution network across China and increase market share and awareness of its products. General and administrative expenses decreased slightly to $1.3 million from $1.4 million in the year ago period. Research and development expenses were $1.0 million, up 27.3% from $0.8 million in the year ago period, reflecting the Company's continued commitment to invest into new product development and other research efforts.

Operating income in the fourth quarter was $6.9 million, up 22.3% from $5.6 million in the fourth quarter of 2010. Operating margin increased year-over-year to 36.4% from 33.6%.

The Company incurred income tax expenses of $1.5 million in the fourth quarter of fiscal 2011, compared to no taxes paid for the comparable period in 2010, due to the 15% tax rate imposed effective January 1, 2011. As a result of the increase in income taxes applicable for the fourth quarter ended October 31, 2011, net income declined 4.7% to $5.4 million, or $0.14 per diluted share, from $5.6 million, or $0.15 per diluted share for the same period a year ago.

Fiscal Year 2011 Results
For the twelve months ended October 31, 2011, total net revenue was $72.7 million, an increase of 31.8% from $55.2 million from fiscal year 2010. Gross profit in the twelve months ended October 31, 2011 rose 46.8% year over year to $43.2 million, representing a gross margin of 59.4% as compared to 53.3% in the fiscal year 2010. Operating income grew 65.9% year-over-year to $29.5 million. In the fiscal year 2011, net income was $25.9 million or $0.69 per diluted share, up from $17.9 million or $0.47 per diluted share in the twelve months ended October 31, 2010.

Financial Condition
As of October 31, 2011, China Botanic had cash and cash equivalents of approximately $15.3 million and total current assets of approximately $51.1 million. The Company had working capital of approximately $40.8 million on October 31, 2011, as compared to $47.1 million at the fiscal year ended October 31, 2010.  The Company had no long-term debt on its balance sheet at the end of October 31, 2011. Shareholders' equity stood at $99.7 million, compared with $69.8 million as of October 31, 2010. Net cash flow from operating activities for the twelve months ended October 31, 2011 was $21.1 million compared to $23.8 million for the same period of 2010.

Investment Activity

•
During 2011, the Company paid $14.1 million for 30 years of exclusive usage rights covering approximately 6,667 hectares of undergrowth resources, which is rich in wild Siberian Ginseng plant and approximately 67 hectares of Siberian Ginseng GAP cultivation base in Heilongjiang Province. A final payment of $1.6 million is due in January 2012 bringing the final investment to $15.7 million. With this acquisition of cultivation rights of rich Siberian Ginseng resources, China Botanic estimates it has access to over 75% of the Siberian Ginseng raw materials in China, providing the Company a competitive edge and strengthening its dominant market share in Siberian Ginseng products.

•
In the fourth quarter of fiscal year 2011, the Company paid $9.1 million in cash to acquire patent rights to a preparation for Parkinson’s disease; a patent for ingredients and preparation for XiangDousu; a patent for Mudouye Extract; a patent for Hongdoushan Extract and a patent for ingredients and preparation for Jizhi Pills. This payment was part of a total investment of $18.1 million for these rights. The remaining $9.0 million is due in one year of using these patents. The Company’s R&D team will develop new products for treatment of Parkinson’s disease, bronchitis, and drugs to help fight cancer.

•
In addition the Company continued to invest in the development of its Ah City phase two plant. An additional $1.9 million was invested during the fiscal year 2011. The Company expects to invest approximately $16.9 million with approximately $9.4 million paid in fiscal year 2012 and $7.6 million paid in fiscal year 2013. The project is expected to be completed in 2013, at which time the new plant will begin operations. The new Ah City Phase II plant is expected to double the Company’s annual production capacity facilitating growth in market share and product portfolio expansion.

Business Outlook

“Looking into the fiscal year 2012, we believe the market demand for botanical and pharmaceutical products will continue to grow as a result of growing awareness of conditions like depression and melancholy and the government’s mandate to enhance healthcare coverage by the public insurance system. In addition, consumers are increasingly making a conscious decision to live a healthy lifestyle and avoid western medicines which pose other side effects. Driven by such market dynamics and our aggressive sales and marketing efforts, we believe our all natural plant based products will achieve greater market acceptance in fiscal year 2012, in particular our Siberian Ginseng (Acanthopanax) Series. We also expect our recently launched product, Ginseng and Venison Extract to make meaningful revenue contribution in fiscal year 2012.”

“We expect to be listed as one of China’s essential medicine suppliers as the PRC government moves forward with its Health Reforms in 2012. We have also established a Medical Reform Sales Department as a dedicated resource focused on capturing this tremendous growth opportunity,” added Mr. Li. “In the longer term, we expect Ah City phase two plant and new products which are currently in our R&D pipeline to provide sizeable contribution to our future revenue and net income growth.”

For fiscal year 2012, the Company expects revenues of between $91.6 million and $93.1 million, representing an increase of 26% to 28% over fiscal year 2011 revenue of $72.7 million. Revenue growth is expected to be driven largely by sales volume increases from the existing product portfolio. The Company expects net income to be in the range of $32.7 million to $33.2 million, representing an increase of between 26% and 28% over fiscal year 2011 net income of $25.9 million.

Conference Call
China Botanic will host a conference call at 9:00 a.m. Eastern Time on Tuesday, January 31, 2012, to discuss financial results for the fourth quarter and fiscal year 2011 ended October 31, 2011.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-394-2209. International callers should dial 706-758-1481. The conference ID number for the call is 46104402.

If you are unable to participate in the call at this time, a replay will be available on Tuesday, January 31, 2012 at 11:00 am Eastern Time, through Thursday, February 11, 2012. To access the replay, dial 855-859-2056. International callers should dial 404-537-3406. The conference ID number for the replay is 46104402.

ABOUT CHINA BOTANIC PHARMACEUTICAL INC.
China Botanic Pharmaceutical Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and traditional Chinese medicines ("TCM"), in the People's Republic of China. All of the Company's products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang. The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China. For more information, please visit www.renhuang.com.

Safe Harbor Statement
This press release contains certain statements that may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's beliefs, assumptions and expectations of the Company's future operations and financial performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known that may cause actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition expressed or implied in any forward-looking statements. These forward-looking statements are based on current plans and expectations and are subject to a number of uncertainties including, but not limited to, the Company's ability to manage expansion of its operations effectively, and other factors detailed in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

– Financial Tables Follow –

CHINA BOTANIC PHARMACEUTICAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	October 31, 2011	October 31, 2010

ASSETS
Current assets:
Cash	$15,283,583	$27,826,142
Trade receivables, net	21,548,325	19,814,438
Due from related parties	—	28,877
Inventory, net	7,416,720	2,645,616
Other receivables, net	6,823,410	200,994
Total current assets	51,072,038	50,516,067

Property and equipment, net	1,778,984	2,069,460
Intangible Assets	17,146,700	1,953,617
Construction in progress	1,937,103	—
Deposits for properties	37,822,113	18,605,935
Deferred tax assets	139,226	—

Total assets	$109,896,164	$73,145,079

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$2,098,256	$333,555
Tax payable	5,976,417	1,064,066
Accrued employee benefits	2,131,565	1,645,192
Warrant Liabilities	23,443	342,770
Total liabilities	10,229,681	3,385,583

Shareholders’ equity
Preferred stock (no par value, 1,000,000 shares authorized; none issued and outstanding as of October 31,2011 and October 31, 2010,respectively)
Common stock ($0.001 par value, 100,000,000 shares, authorized; 37,239,536 issued and outstanding as of October 31,2011 and October 31, 2010, respectively)	37,240	37,240
Additional paid-in capital	7,763,987	7,627,987
Common stock warrants	496,732	496,732
Reserves	3,372,697	3,372,697
Accumulated other comprehensive income	8,620,695	4,768,793
Retained earnings	79,375,132	53,456,047
Total shareholders’ equity	99,666,483	69,759,496

Total liabilities and shareholders’ equity	$109,896,164	$73,145,079

CHINA BOTANIC PHARMACEUTICAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	For the three months ended October 31,		For the year
			ended October 31,
	2011	2010	2011	2010

Sales, net	18,838,647	16,694,929	$72,713,748	$55,183,941

Cost of goods sold	8,080,731	7,614,773	29,531,087	25,765,835

Gross profit	10,757,916	9,080,156	43,182,661	29,418,106

Operating and administrative expenses:
Sales and distribution	1,594,177	1,276,772	6,024,230	4,966,062
General and administrative	1,301,265	1,405,844	4,046,197	3,614,809
Research and development	1,006,692	790,961	3,592,555	3,042,815
Total operating expenses	3,902,134	3,473,577	13,662,982	11,623,686

Income from operations	6,855,782	5,606,579	29,519,679	17,794,420

Other income:
Interest income	45,657	25,316	126,943	74,522
Income before income tax expenses	6,901,439	5,631,895	29,646,622	17,868,942

Income tax expenses	1,531,550		3,727,537	—
Net income	5,369,889	5,631,895	$25,919,085	$17,868,942

Other comprehensive income:
Cumulative currency translation adjustments	847,491	1,099,203	3,851,902	1,401,134

Total comprehensive income	6,217,380	6,731,098	$29,770,987	$19,270,076

Earnings per common stock- Basic	$0.14	$0.15	$0.70	$0.48
Earnings per common stock - Diluted	$0.14	$0.15	$0.69	$0.47

Weighted average common stock outstanding
Basic	37,239,536	37,239,536	37,239,536	37,239,536
Diluted	37,325,496	37,325,496	37,678,525	37,778,028

CHINA BOTANIC PHARMACEUTICALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS	For the year ended October 31,
	2011	2010
	US$	US$
Cash flows from operating activities:
Net income	$25,919,085	$17,868,942
Adjustments to reconcile net income to operating activities:
Depreciation	383,846	363,567
Amortization	569,643	435,653
Warrants issued for service	(319,327)	342,770
Share Compensation	136,000	31,462
Forgiven Rent	1,028,781	367,224
Deferred tax assets	(136,093)	—
Changes in assets and liabilities:
(Increase)Decrease in trade receivables	(794,722)	3,814,889
(Increase)Decrease in due from related parties	29,539	(28,300)
(Increase) Decrease in inventory, net	(4,543,566)	423,480
Decrease in prepayments	—	89,397
(Increase) in other receivables, net	(6,464,282)	(94,232)
Decrease in accounts payable	(5,017)	(44,546)
Increase(Decrease) in tax payable	4,753,483	(145,371)
Increase in accrued employee benefits	400,691	442,040
(Decrease) increase in other payable	181,646	(31,413)
Net cash provided by operating activities	21,139,707	23,835,562

Cash flows from investing activities:
Deposits for land use right and properties	(21,464,985)	(3,944,749)
Deposits for patents	(11,299,782)	(717,926)
Construction in progress	(1,893,518)	—
Purchase of property and equipment	(5,891)	(36,473)
Net cash used in investing activities	(34,664,176)	(4,699,148)

Cash flows from financing activities:

Net cash provided by financing activities	—	—

Effect of exchange rate changes on cash	981,910	578,214

Net increase (decrease) in cash	(12,542,559)	19,714,628
Cash, beginning of year	27,826,142	8,111,514
Cash, end of year	$15,283,583	$27,826,142

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$—	$—
Interest paid during the year	$—	$—
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